Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NATUS MEDICAL INCORPORATED
Natus Medical Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),
DOES HEREBY CERTIFY THE FOLLOWING:
FIRST: That the name of the Corporation is Natus Medical Incorporated.
SECOND: That the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware is July 20, 2000 under the name Natus Medical Incorporated.
THIRD: That the following amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended on September 12, 2012, has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given in accordance with the provisions of Section 211 and Section 242 of the Delaware General Corporation Law:
The first paragraph of Article FIFTH of the Amended and Restated Certificate of Incorporation, as amended on September 12, 2012, is amended to read in its entirety as follows:
“FIFTH:    For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:”
Section 1 of Article FIFTH of the Amended and Restated Certificate of Incorporation, as amended on September 12, 2012, is amended to read in its entirety as follows:
“1.     The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
Subject to the rights of the holders of any series of Preferred Stock, commencing with the 2019 annual meeting of stockholders, each director shall be elected for a term expiring at the next succeeding annual meeting of stockholders; provided, however, that any director elected or appointed prior to the 2019 annual meeting of stockholders shall complete the term to which such director has been elected or appointed. Subject to the rights of the holders of any series of Preferred Stock, no holder of voting stock or of any class or series thereof shall have the right to cumulate the voting power of such stock in the election of directors.
Subject to the rights of the holders of any series of Preferred Stock, notwithstanding the foregoing provisions of this Article FIFTH, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the '"Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next succeeding annual meeting of stockholders and shall serve until such director’s successor shall have been elected and qualified.”
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 5th day of June 2019 and the foregoing facts stated herein are true and correct.

Natus Medical Incorporated

By:	/s/ Jonathan A. Kennedy
Name: Jonathan A. Kennedy
Title: President & Chief Executive Officer